Exhibit 99.1

111 North Wall Street
Spokane, WA 99201-0696
Sterling Financial Corporation of Spokane, Washington,
Announces Second-Quarter 2008 Earnings of $0.23 per Share
Improved Earnings, Strong Liquidity, Well Capitalized
SPOKANE, Wash. — July 22, 2008 — Sterling Financial Corporation (NASDAQ:STSA), a leading community bank in the western region, today announced that second-quarter 2008 earnings relative to first-quarter 2008 earnings increased as a result of a lower provision for credit losses, stable net interest margin, higher non-interest income, and improved operating efficiency. Earnings in the second quarter of 2008 were $11.7 million, or $0.23 per diluted share, and reflect a provision for credit losses of $31.0 million. Earnings for the first quarter of 2008, were $2.9 million, or $0.06 per diluted share, and included a provision for credit losses of $37.1 million. Earnings in the second quarter of 2007 were $27.0 million, or $0.52 per diluted share, and included a provision for credit losses of $4.0 million. Earnings for the six months ended June 30, 2008 were $14.6 million, or $0.28 per diluted share, compared with $49.9 million, or $1.02 per diluted share, for the same period in 2007. The provision for credit losses for the first six months of 2008 was $68.1 million compared with $8.2 million for the first six months of 2007.
“Thanks to the focus and commitment of our employees, our core banking operations performed solidly in the midst of an ongoing credit cycle troubling the country. Our customer base remained steadfast during the quarter and their loyalty reflects our relationship-based, service-oriented Hometown Helpful® culture,” stated Harold B. Gilkey, chairman and chief executive officer.
“Early in this credit cycle, we implemented stringent measures to address softening credit quality. During the last three quarters, our credit team has generally identified, quantified and isolated the distressed assets, which primarily reside in our residential construction portfolio. Our credit department has also intensified its efforts toward credit resolution and we expect that it will take several quarters to resolve the issues related to non-performing assets. We are encouraged by the results we are seeing. We, however, remain cautious as parts of the Pacific Northwest continue to see pockets of credit deterioration,” said Mr. Gilkey.
Second-Quarter Highlights
(for the three month period ended June 30, 2008, compared with June 30, 2007)
•	Capital ratios remain above “well-capitalized” levels.

•	Net interest income rose 6% to $94.1 million.

•	Fees and service charge income grew 17% to $16.0 million.

•	Total deposits gained 5% to a record $7.99 billion.

•	Quarterly cash dividend was maintained at $0.10 per share.

•	Tangible book value per share increased 9% to $13.41.
Operating Results
Net Interest Income
Sterling’s net interest income rose 6% to $94.1 million for the quarter ended June 30, 2008, from $89.0 million for the second quarter of 2007, and was up 9%, on an annualized basis, from $92.1 million in the first quarter of 2008. Sterling’s net interest margin on a tax equivalent basis for the quarter was 3.23% compared with 3.41% in the second quarter of 2007, representing an 18-basis-point decline year over year. The primary drivers for net interest margin compression were Sterling’s asset sensitivity as the federal funds rate dropped cumulatively 325 basis points over the last year and increased levels of non-performing assets. On a linked-quarter basis, net interest margin inched down 1 basis point from the 3.24% level reported at March 31, 2008. Sterling re-priced and repositioned its funding sources to offset the 200 basis point decline in federal funds rate that occurred during the first quarter of 2008.
Net interest income for the first six months of 2008 advanced 10% to $186.2 million from $169.7 million over the first six months of 2007. Net interest margin on a tax equivalent basis for the six-month period was 3.23% in 2008, compared with 3.41% for the same period a year ago. Sterling’s asset sensitivity and its higher levels of non-performing assets were also the reason for the decline in net interest margin for the first six months of 2008 over the comparable period last year.
Non-Interest Income
Non-interest income advanced 3% to $25.5 million for the quarter ended June 30, 2008, up from $24.8 million for the quarter ended June 30, 2007. The increase in non-interest income on a year-

over-year basis reflects 17% growth in fees and service charge income. Non-interest income was up 20% over the first quarter of 2008. The increase in non-interest income on a linked-quarter basis reflects ongoing growth in fees and service charge income of 13% and an increase in mortgage banking operations of 33%. Non-interest income was $46.7 million for the six months ended June 30, 2008, compared with $48.2 million for the six months ended June 30, 2007. The decrease in income for the six-month period reflects lower first-quarter 2008 mortgage banking income.
Fees and service charge income rose to $16.0 million in the second quarter of 2008 from $14.2 million in the first quarter of 2008 and $13.7 million in second quarter of 2007. The rise in fees and service charge income reflects increases in analyzed account fees, loan-related fees, transaction fees, financial services commissions, and fees from Sterling’s Balance Shield program. The total number of transaction accounts for the second quarter of 2008 grew 3% over the second quarter of 2007 and was up 3%, on an annualized basis, from the first quarter of 2008.
Income from mortgage banking operations was $8.2 million for the second quarter of 2008, compared with $6.2 million in the linked quarter and $9.8 million for the second quarter of 2007. For the second quarter of 2008, total residential mortgage originations were $376.1 million, with loans sales of $377.0 million, compared with originations of $411.1 million and loans sales of $335.5 million in the first quarter of 2008, and originations of $454.9 million and loans sales of $359.9 million in the second quarter of 2007. “During the second quarter, increased loan sales coupled with an expanding margin on loan sales contributed to rising revenues at Golf Savings Bank,” commented Mr. Gilkey. For the six-month period, mortgage banking operations income was $14.4 million compared with $18.7 million for the prior-year’s comparable period. Mortgage banking income for the six months of 2008 reflects a decrease in brokered fee income and lower gains on loan sales.
Non-Interest Expenses
Non-interest expenses were $72.4 million for the second quarter of 2008, compared with $72.1 million reported in the first quarter of 2008, and $69.9 million reported in the second quarter of 2007. Sterling kept its overhead expenses relatively flat compared with the first quarter of 2008 as a result of ongoing cost-saving initiatives. The number of full-time equivalent employees decreased by 12 to 2,545 persons. For the six-month period ended June 30, 2008, non-operating expenses rose 7% to $144.6 million from $135.6 million for the six-month period ended June 30, 2007. The increase in non-interest expense primarily reflects overall company growth.

Performance Ratios
For the quarter ended June 30, 2008, performance ratios improved relative to the first quarter of 2008, reflecting higher earnings over the previous quarter, but were lower compared with the second quarter of 2007, reflecting lower earnings due to a higher credit provision. “We anticipate that our performance ratios will rebound when credit provisions return to more normalized levels,” Mr. Gilkey stated.
•	Return on average assets was 0.37% for the second quarter of 2008, 0.09% for the first quarter of 2008 and 0.94% for the second quarter of 2007.

•	Return on average equity was 3.9% for second-quarter 2008, 1.0% for first-quarter 2008 and 9.6% for second-quarter 2007.

•	Operating efficiency ratio was 60.6% in the second quarter, 63.7% in the linked quarter and 61.4% in the prior-year quarter.
“The gains we are making in operating efficiency reflect programs and initiatives that we have put in place to analyze and improve our operating structure, allowing us to do more with equivalent resources,” Mr. Gilkey added.
Lending
Lending results for the second quarter of 2008 reflect the focus of Sterling’s lending staff on increasing high-quality loan relationships to offset the runoff in residential construction and repayments in the mortgage-backed securities portfolio.
As of June 30, 2008, Sterling’s loans receivable were $9.22 billion compared with $9.12 billion at the end of the first quarter of 2008 and $8.51 billion at the end of the second quarter of 2007. On a linked-quarter basis, Sterling’s construction portfolio shrank $101 million and continued to decline as a percentage of the total loan portfolio.
Sterling’s total loan originations were $1.06 billion for the quarter ended June 30, 2008, compared with $1.08 billion for the first quarter of 2008 and $1.71 billion for the second quarter of 2007. Construction originations in the quarter declined $106 million over the first quarter of 2008 and $577 million over the second quarter last year to $158 million. Excluding construction originations, total loan originations rose 10% on a linked-quarter basis.

Credit Quality
During the second quarter of 2008, Sterling recorded a $31.0 million provision for credit losses compared with $37.1 million for the linked quarter and $4.0 million for the same period a year ago. This provision stems from relative levels of non-performing and classified assets. As of June 30, 2008, non-performing assets were $303.4 million compared with $223.1 million at March 31, 2008, and $33.4 million at June 30, 2007. Residential construction loans continue to be the primary driver of non-performing assets, representing $240.9 million, or 79% of all non-performing assets. As of June 30, 2008, classified assets, which include non-performing assets, were $497.5 million compared with $402.8 million at March 31, 2008, and $95.0 million at June 30, 2007.
“Credit trends appear to be stabilizing in some markets and softening in other areas. The increase in classified assets was less than the increase experienced in the first quarter of 2008. Our immediate goal is to stem the increase of both classified and non-performing assets and then to reduce the overall level of classified and non-performing assets,” Mr. Gilkey stated.
“The Puget Sound region is our largest market, representing 39% of residential construction loans commitments, which total over $1 billion. The non-performing loans related to this market segment amount to $31.0 million, or 3% of the outstanding commitments. Other segments of our loan portfolio, such as commercial lending, are also performing in line with expectations. Early in this cycle, we identified three regions containing stressed residential construction assets: Boise, Idaho, Southern California, and Bend, Oregon. This quarter, credit-quality trends in Boise and Bend appear to be stabilizing. Southern California experienced a decline in credit quality reflecting one loan entering non-accrual status. Last quarter, we identified Portland, Oregon, and Utah as additional regions with distressed assets. Both regions experienced a worsening of credit quality during the quarter,” continued Mr. Gilkey.
At June 30, 2008, the allowance for credit losses totaled $168.7 million, or 1.80% of total loans, compared with $151.3 million, or 1.63% of total loans, at March 31, 2008, and $105.7 million, or 1.23% of total loans, at June 30, 2007. The year-to-date ratio of net charge-offs to average loans was 0.18% compared with 0.02% in the comparable period last year. Management believes the allowance is adequate and appropriate given its current analysis of the loan portfolio and the relative mix and risk of loan products. Sterling will continue to evaluate the level of allowance relative to credit conditions in each of its markets.

NON-PERFORMING ASSET ANALYSIS
($ in millions)

	6/30/2008		3/31/2008		12/31/2007
		% of		% of		% of
	Amt	Gross	Amt	Gross	Amt	Gross

Residential construction (by location)
Portland	$46.1	15%	$7.6	3%	$0.5	0%
S. California	40.1	13%	28.0	13%	23.6	17%
Utah	36.2	12%	14.8	7%	3.6	3%
Boise	34.9	12%	37.3	17%	32.7	24%
Puget Sound	31.0	10%	23.4	10%	12.4	9%
Vancouver	19.9	7%	19.9	9%	2.1	2%
Bend	19.7	6%	20.9	9%	18.5	15%
Other	13.0	4%	16.6	8%	7.4	5%

Total residential construction	240.9	79%	168.5	76%	100.8	75%

Other loan categories	62.5	21%	54.6	24%	34.4	25%

Total gross NPAs	$303.4	100%	$223.1	100%	$135.2	100%

Specific reserves	(40.6)		(19.1)		(8.7)

Total net NPAs	$262.8		$204.0		$126.5

Balance Sheet and Capital Management
As of June 30, 2008, Sterling’s total assets were $12.70 billion, compared with total assets of $12.69 billion at March 31, 2008, and $11.46 billion at June 30, 2007. “Sterling’s liquidity position remains strong,” Mr. Gilkey stated. The total value of Sterling’s cash, cash equivalents and high grade investment securities was $2.39 billion at June 30, 2008. Sterling’s investment securities provide substantial liquidity and collateral for borrowings. As of mid-July, Sterling had additional borrowing capacity of over $700 million through the Federal Home Loan Bank of Seattle, plus access to over $2.3 billion in additional liquidity through commercial banks and the Federal Reserve and from available securities.
As of June 30, 2008, Sterling’s tangible book value per share was $13.41, up from $12.31 reported at the end of the second quarter of 2007, and down from $13.68 reported at the end of the first quarter of 2008. The year-over-year increase in book value reflects the retention of earnings and the improvement in the unrealized market value of the securities portfolio, whereas the quarter-to-quarter decrease in book value reflects a decline in the unrealized market value of the securities portfolio. With respect to market volatility, Sterling is continuing to analyze the value of goodwill related to its acquisitions to determine whether the value of goodwill has been impaired. Sterling anticipates that the analysis will be completed by the end of the third quarter. Sterling’s ratio of tangible shareholders’ equity to tangible assets was 5.71% at the end of the second quarter of 2008, compared with 5.76% reported at the end of the second quarter of 2007. Risk-based capital ratios continue to exceed the “well-capitalized” requirements. As of quarter end, Sterling’s Tier I and total risk-based capital ratio were 9.6% and 10.9%, respectively, and above the regulatory minimum “well-capitalized” requirements of 6.0% and 10.0%, respectively.
Second-Quarter 2008 Earnings Conference Call
Sterling will host a conference call for investors the morning of July 23, 2008, at 8:00 a.m. PDT to discuss the company’s financial results. To participate in the conference call, domestic callers should dial 210-795-2680 approximately five minutes before the scheduled start time. You will be asked by the operator to identify yourself and provide the password “STERLING” to enter the call. A continuous replay will be available approximately one hour following the conference call and may be accessed by dialing 203-369-1244. The continuous replay will be offered through September 15, 2008, at 11:59 p.m. PDT.
About Sterling Financial Corporation
Sterling Financial Corporation of Spokane, Washington, is the bank holding company for Sterling Savings Bank, a commercial bank, and Golf Savings Bank, a savings bank focused on single-family mortgage originations. Both banks are state chartered and federally insured. Sterling offers banking products and services, mortgage lending, construction financing and investment products to individuals, small businesses, commercial organizations and corporations. As of June 30, 2008, Sterling Financial Corporation had assets of $12.70 billion and operated more than 175 depository branches throughout Washington, Oregon, Idaho, Montana and California. Visit Sterling’s website at www.sterlingfinancialcorporation-spokane.com.
Forward-Looking Statements
This report contains forward-looking statements, which are not historical facts and pertain to Sterling’s future operating results. These forward-looking statements are within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements may include, but are not limited to, statements about Sterling’s plans, objectives, expectations and intentions and other statements contained in this report that are not historical facts. When used in this report, the words “expects,” “anticipates,” “intends,” “plans,” “believes,” “seeks,” “estimates” and similar expressions are generally intended to identify forward-looking statements. These forward-looking statements are inherently subject to significant business, economic and competitive uncertainties and contingencies, many of which are beyond Sterling’s control. In addition, these forward-looking statements are subject to assumptions with respect to future business strategies and decisions that are subject to change. Actual results may differ materially from the results discussed in these forward-looking statements because of numerous possible risks and uncertainties. These include but are not limited to: the possibility of adverse economic developments that may, among other things, increase default and delinquency risks in Sterling’s loan portfolios; shifts in interest rates that may result in lower interest rate margins; shifts in the demand for Sterling’s loan and other products; lower-than-expected revenue or cost savings in connection with acquisitions; changes in accounting policies; changes in the monetary and fiscal policies of the federal government; and changes in laws, regulations and the competitive environment.

Investor Contact:	Media Contact:
Sterling Financial Corporation	Sterling Savings Bank
Daniel G. Byrne	Jennifer Lutz
EVP, Chief Financial Officer	PR Administrator
509-458-3711	509-368-2032
Sterling Financial Corporation
Deborah L. Wardwell, CFA
VP, Investor Relations Director
509-354-8165